Exhibit 3.83

CERTIFICATE OF INCORPORATION

OF

Media Central IP Corp.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that:

FIRST:                    The name of this corporation is Media Central IP Corp.

SECOND:               Its Registered Office in the State of Delaware is to be located at 9 East Loockerman Street, in the City of Dover, County of Kent,  19901.  The Registered Agent in charge thereof is National Registered Agents, Inc.

THIRD:                  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:              The amount of the total authorized capital stock of the corporation is 1,000 shares, all of which are of a par value of  $.01 each and classified as Common stock.

FIFTH:                   The name and mailing address of the incorporator are as follows:

Beverly C. Chell	c/o PRIMEDIA Inc.
745 5th Avenue
New York, NY 10151

SIXTH:                   The duration of the corporation shall be perpetual.

SEVENTH:             The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

EIGHTH:                Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on November 1, 2001.

/s/Beverly C. Chell
Beverly C. Chell, Incorporator